Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
James Carbonara	Adam Curtis
Hayden IR	Abel Communications
(646)755-7412	(443) 869-2197 ext.142
james@haydenir.com or ir@Hipcricket.com	adam@abelcommunications.com

Hipcricket, Inc. Reports Fiscal Third Quarter Results

BELLEVUE, WA--(Marketwire - January 7, 2014) - Hipcricket®, Inc., (OTCBB: HIPP) (OTCQB: HIPP) a leader in mobile engagement and analytics, announces its operating results for the third quarter ended November 30, 2013.

Ivan Braiker, CEO of Hipcricket commented, “For our fiscal third quarter, revenue was $6.4 million which was below our forecast. During the quarter, new Telephone Consumer Protection Act (TCPA) consent rules became effective, which interrupted operations of many of Hipcricket’s customers, beginning October 16, 2013. In particular, the volume of mobile marketing campaigns slowed as brands responded to the new regulations and focused on re-opting in subscribers to their SMS databases. Hipcricket marketing and advertising sales representatives were deployed into customer service roles to provide client support. This is not a major road block for our business, but it hurt the focus of our sales teams, which already included new hires and new sales leaders that are not yet fully productive. Our product and technology teams were also impacted, already contending with completing a data center move requiring significant product and tech support, which as a whole, resulted in the delay of new products being released. While the quarterly revenue was challenged, our end markets remained solid, and we achieved our highest Q3 bookings in Company history, up 51% over Q3 2012 to $8.4 million, a number we believe would have been better in the absence of the temporary and isolated issues that arose.”

Mr. Braiker continued, “We expect the effects of the new regulation will lessen in the coming months as brands complete their rebuilding process. Product development is back on track: including our analytics product which has already been released in fiscal Q4. We have hired new sales leadership, replaced underperformers, and the tenure of our sales force is growing. We have met our internal goals surrounding the reduction in core operating expenses. We have rebranded the Company, launched our new website and increased our marketing resources and PR spend. Given the strength of our underlying platform and recent/upcoming product launches as well as the massive opportunities we see in the market, I believe that this is a major moment in the evolution of the company. We have done a great job building out our platform on the marketing side and a solid job in launching our advertising business. This company transformation has been our target for the last year, and it’s finally here with our data and analytics products. Ultimately, I expect that these will help drive our growth as we sit at the center of two of the biggest trends: mobile and big data.”

Third Quarter Highlights

•	Third quarter bookings (the dollar value of contracts signed during the quarter) were $8.4 million, the highest Q3 bookings in Company history.
•	Third quarter revenue was $6.4 million.
•	Key leadership added to enhance sales team, attract top talent and drive revenue.
•	Signed a $3 million 3-year mobile marketing contract.
•	Completed a $9.6 million financing.
•	Successfully made progress in navigating new TCPA regulatory changes and technology challenges.
•	Reduced quarterly operating expenses to $6.2 million, exceeding internal goals in cost control.

Third Quarter Financial Results

Revenue for the third quarter of fiscal 2014 decreased to $6.4 million, from $7.4 million for third quarter of fiscal 2013, a decrease of 14%.

Operating expenses for the third quarter of fiscal 2014 were $8.4 million compared to $45.4 million in the third quarter of fiscal 2013. Non-GAAP operating expenses, defined as total operating expenses adjusted for non-cash charges for third quarter fiscal 2014 decreased to $6.2 million from $7.8 million for third quarter fiscal 2013.

Net loss for the third quarter of fiscal 2014 was $5.3 million, or $0.04 per share, compared to a net loss of $33.7 million, or $0.31 per share, for the third quarter of fiscal 2013. Excluding non-cash charges and benefits, the non-GAAP loss for third quarter fiscal 2014 was $3.1 million compared with $3.5 million for third quarter fiscal 2013.

As of November 30, 2013, backlog increased 28% to $20.8 million from $16.3 million compared to November 30, 2012.

Third quarter bookings (the dollar value of contracts signed during the third quarter) were $8.4 million, up 51% compared with the same period last year.

Cash and cash equivalents as of November 30, 2013 were $4.9 million with borrowings on our revolving credit facility of $1.4 million and an additional $3.2 million available under that facility.

Operating results and non-cash charges are shown below, including reconciliation of net loss to non-GAAP financial measurements noted above.

Non-GAAP information and reconciliation to comparable GAAP financial measures (unaudited):

This press release includes financial measures defined as non-GAAP financial measures by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles accepted in the United States of America ("GAAP"). Generally, a non-GAAP financial measure is a numerical measure that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. We supplement our GAAP disclosures with Non-GAAP Operating Expenses and Non-GAAP Earnings (Losses). These amounts exclude non-cash items, including share-based compensation expense, depreciation and amortization, acquisition related contingent consideration (including fair value adjustments and deferred income tax benefits), and impairment charges for goodwill and intangible assets and investments. The following table reconciles Non-GAAP Operating Expenses and Non-GAAP Earnings (Losses) to the comparable GAAP measures (Unaudited):

	3 months ended November 30, 2013		9 months ended November, 30, 2013
Non-GAAP Operating Expenses (in millions)	2013	2012	2013	2012
Total Operating Expense	8.4	45.4	25.3	67.0
Goodwill Impairment	-	(25.9)	-	(25.9)
Impairment of intangible assets and investments	(0.5)	(8.7)	(0.5)	(8.7)
Share-barsed compensation expense	(0.5)	(1.4)	(2.4)	(4.3)
Depreciation and amortization	(1.3)	(1.6)	(3.8)	(4.7)
Total Non-GAAP Operating Expenses:	6.2	7.8	18.6	23.4

	3 months ended November 30, 2013		9 months ended November, 30, 2013
Earnings before non-cash charges (in millions)	2013	2012	2013	2012
Net loss as reported (GAAP)	(5.3)	(33.7)	(14.7)	(40.9)
Goodwill Impairment	-	25.9	-	25.9
Impairment of intangible assets and investments	0.5	8.7	0.5	8.7
Share-barsed compensation expense	0.5	1.4	2.4	4.3
Depreciation and amortization	1.3	1.6	3.8	4.7
Fair value adjustment of acquisition related contingent consider.	-	(7.3)	-	(12.2)
Deferred income tax benefits	-	-	-	(2.6)
Earnings before non-cash charges	(3.1)	(3.5)	(8.0)	(12.2)

Management will host a conference call today at 4:30 p.m. ET.

To join the conference call, please dial 877-941-1427 (domestic call-in) or 480-629-9664 (international call-in).

A live webcast and replay will be available in the investor events section of Hipcricket's website (http://hipcricket.com/investor_events). All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 7:30 p.m. ET on January 7, 2014 until 11:59 p.m. ET on January 14, 2014 by calling 877-870-5176 (domestic) or 858-384-5517 (international) and entering confirmation #4658901. An archived replay of the conference call will also be available in the corporate section of the company's website.

About Hipcricket, Inc.

Hipcricket, Inc. (OTCBB: HIPP) & (OTCQB: HIPP) provides a unified mobile engagement platform that drives awareness, sales and loyalty. The AD LIFE® platform has been used by internationally recognized brands and agencies to power over 250,000 campaigns across SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Hipcricket, Inc. is headquartered in Bellevue, Wash. For additional Hipcricket news and information, please visit www.hipcricket.com or text “NEWS” to 24474.

Hipcricket®, Augme Technologies™, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Hipcricket and Augme logo are trademarks of Hipcricket, Inc. All rights reserved. 2009-14.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future financial performance.  All statements other than present and historical facts contained in this release, including any statements regarding our plans for future operations, anticipated future financial position, anticipated results of operations, financing plans, business strategy, competitive position, opportunities for growth and industry trends, are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control.  Our actual results, performance, or achievements may differ materially from those projected or assumed in any of the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, among others:  overall economic and business conditions; the demand for our products and services; competitive factors in our industry; the emergence of new technologies; our cash position; the availability of funding sources; the strength of our intellectual property portfolio; and changes in government regulations in our industry.  A more detailed discussion of these factors is set forth in our annual report on Form 10-K for the year ended February 28, 2013 and other reports filed with the U.S. Securities and Exchange Commission.  The Company does not intend, and undertakes no duty, to update any forward-looking statement to reflect future events or circumstances.
# #

Consolidated Balance Sheets
(in thousands)
	November 30, 2013	February 28, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash & cash equivalents	4,856	4,353
Restricted Cash	214	214
Accounts receivable, net	6,432	5,707
Prepaid expenses and other current assets	484	772
Total current assets	11,986	11,046

Intangible assets held for sale	-	3,500
Property and equipment, net	162	83
Goodwill	35,060	35,060
Intangible assets, net	25,479	25,812
Deposits	261	238
TOTAL ASSETS	72,948	75,739

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	4,042	4,812
Accrued liabilities	2,569	2,614
Deferred revenues	573	852
Line of credit	1,357	-
Total Current liabilities	8,541	8,278

LONG TERM LIABILITIES
Deferred income tax liability	3,518	3,518
Accrued liabilities	30	82

TOTAL LIABILITIES	12,089	11,878

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common Stock	15	13
Additional paid in capital	186,906	175,242
Accumulated deficit	(126,062)	(111,394)
Total stockholder's equity	60,859	63,861

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	72,948	75,739

Consolidated Statements of Operations
Unaudited
(in thousands except Net Loss Per Share and Shares Outstanding)

	3 months ended November 30, 2013		9 months ended November 30, 2013
	2013	2012	2013	2012
REVENUE	6,426	7,433	19,884	18,701

COST OF REVENUES	3,242	3,054	9,226	7,464

OPERATING EXPENSES
Sales and Marketing	2,744	3,815	8,906	11,319
Technology and Development	1,603	1,927	4,962	5,937
General and Administrative	2,355	3,458	7,131	10,441
Depreciation and Amortization	1,276	1,597	3,829	4,681
Goodwill impairment	-	25,919	-	25,919
Impairment of intangible assets and investments	465	8,668	465	8,668

Total operating expenses	8,443	45,384	25,293	66,966

LOSS FROM OPERATIONS	(5,259)	(41,005)	(14,635)	(55,729)

OTHER INCOME (EXPENSE)
Interest income (expense), net	(19)	(40)	(34)	(37)
Acquisition related contingent consideration	-	7,339	-	12,200
NET LOSS BEFORE INCOME TAXES	(5,278)	(33,706)	(14,669)	(43,567)

Income tax benefit	-	-	-	2,619

NET LOSS	(5,278)	(33,706)	(14,669)	(40,948)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.04)	$(0.31)	$(0.11)	$(0.41)

WEIGHTED AVERAGE SHARES OUTSTANDING	145,698,039	108,460,588	135,114,413	99,718,225

Totals may not add due to rounding

Consolidated Statements of Cash Flows
Unaudited
(in thousands)
	3 months ended November 30, 2013		9 months ended November 30, 2013
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(5,279)	(33,706)	(14,669)	(40,948)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,276	1,597	3,829	4,681
Bad debt expense	2	7	24	46
Common stock issued for services	55	-	326	625
Non-cash interest expense	-	37	-	37
Deferred income tax benefits	-	-	-	(2,619)
Impairment of goodwill	-	25,919	-	25,919
Impairment of intangible assets and investments	465	8,668	465	8,668
Loss on sale or disposal of fixed assets	-	-	1	-
Share-based compensation expense	486	1,376	2,364	4,302
Fair value adjustment of acquisition related contingent consid	-	(7,339)	-	(12,200)
Changes in operating assets and liabilities:	-	-	-	-
Accounts receivable	(642)	(1,352)	(748)	(2,423)
Prepaid expenses and other current assets	22	110	288	(68)
Interest on restricted cash	-	-	-	-
Deposits	-	27	(23)	126
Accounts payable & accrued liabilities	(289)	1,018	(810)	3,371
Deferred revenue	(27)	312	(279)	131
Long-term liability	(18)	(23)	(52)	(57)
CASH USED IN OPERATING ACTIVITIES	(3,949)	(3,349)	(9,284)	(10,409)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of patents	-	(132)	(44)	(820)
Cash paid for patent defense costs	(96)	(470)	(327)	(2,724)
Cash paid for acquisition related contingent consideration	-	(1,182)	-	(3,182)
Cash paid for long-term investment	-	-	-	(200)
Additions to property and equipment	(116)	-	(170)	-
CASH USED IN INVESTING ACTIVITIES	(212)	(1,784)	(541)	(6,926)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock	8,969	6,162	8,969	6,162
Proceeds received from line of credit	(313)	-	1,357	-
Proceeds received from the issuance of short-term debt	-	450	-	450
Payments on short-term debt	-	(200)	-	(200)
Proceeds received from exercise of options/warrants	-	8	3	1,257
CASH PROVIDED BY FINANCING ACTIVITIES	8,656	6,420	10,328	7,669

NET DECREASE IN CASH	4,496	1,287	503	(9,666)
CASH AT BEGINNING OF PERIOD	360	476	4,353	11,429

CASH AT END OF PERIOD	4,856	1,763	4,856	1,763